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                                  EXHIBIT 99.1







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INTERNET BUSINESS'S INTERNATIONAL, INC REPORTS RECORD REVENUE FOR FISCAL YEAR
ENDED JUNE 30, 2001 WITH AN INCREASE OF 500 PERCENT OVER PREVIOUS FISCAL YEAR

Las Vegas, Nevada, July 10, 2001--Today Internet Business's International, Inc. (OTCBB: IBUI) announced that its revenues for the fiscal year June 30, 2001 exceeded $50,000,000; and it earned a profit.

Albert Reda CEO of IBUI stated "The Company exceeded last year's results by 500%. We had projected at last year's stockholder meeting even higher results; however, an anticipated acquisition didn't materialize. The other important factor besides revenue growth is profitability, which we didn't achieve last fiscal year." The results are being audited for inclusion in the Company's Form 10K and therefore exact figures cannot be provided at this time.

"We expect to maintain our current growth during the remainder of this fiscal year and that these results show that you can have a profitable venture that involves the Internet," concluded Mr. Reda.

About Internet Business's Internet, Inc.

IBUI is a broad-based Internet company that generates revenue from the Internet through the products and services that it provides.

IBUI, through its four divisions, offers the following online services: direct marketing ASP, B2B, B2C, e-commerce, online lending and leasing, and a national Internet Service Provider that offers Web hosting and design through dial-up Internet access, high-speed Internet access through DSL (in the Western United States), and wireless Internet which currently offers service in Las Vegas and Woodland, Calif. With eight offices in the United States and one in Europe, IBUI has more than 120 employees. For more information on IBUI please visit the company's web site at http://www.IBUI.net or call Albert Reda at (877) 541-9106.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Acts of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other then statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.